Exhibit 99.1

Liquidity Services, Inc. Announces Follow On Offering of Common Stock

Washington, DC — March 14, 2007 — Liquidity Services, Inc. (Nasdaq: LQDT) announced today the pricing on March 13, 2007 of its follow on public offering of 3,500,000 shares of its common stock at a price of $18.00 per share.  Liquidity Services, Inc. (LSI) will sell 100,000 shares and certain stockholders will sell 3,400,000 shares.  In addition, certain stockholders have granted the underwriters an option to purchase up to 525,000 additional shares of common stock to cover over-allotments, if any, for a period of up to 30 days.  The common stock trades on the NASDAQ National Market under the symbol “LQDT.”

Friedman, Billings, Ramsey & Co., Inc., CIBC World Markets Corp. and RBC Capital Markets Corp. are acting as joint-bookrunning managers.  Cantor Fitzgerald & Co., Lazard Capital Markets LLC, Oppenheimer & Co. Inc. and Stifel, Nicolaus & Company, Incorporated are acting as co-managers for the offering.

A copy of the prospectus relating to these securities may be obtained, when available, from: Friedman, Billings, Ramsey & Co., Inc. at 1001 Nineteenth Street North, 18th Floor, Arlington, VA 22209; CIBC World Markets Corp. c/o USE Prospectus Department, 425 Lexington Avenue, 5th Floor, New York, New York 10017, useprospectus@us.cibc.com; or RBC Capital Markets at Dain Rauscher Plaza, 60 South 6th Street, Minneapolis, MN 55402-4422.

This press release shall not constitute an offer to sell or a solicitation of an offer to buy, and there shall not be any sale of these securities in any state or jurisdiction in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such state or jurisdiction.

About Liquidity Services, Inc.
Liquidity Services, Inc. and its subsidiaries enable corporations and government agencies to market and sell surplus assets and wholesale goods quickly and conveniently using online auction marketplaces and value-added services. The company is based in Washington, D.C. Additional information can be found at: www.liquidityservicesinc.com.

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Media Contact:

Julie Davis

Liquidity Services, Inc.

julie.davis@liquidityservicesinc.com

202.467.6868 ext 234